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                                                                   EXHIBIT 99.2


[CENTRAL PARKING CORPORATION LOGO]                                         NEWS


             2401 21st Avenue South, Suite 200, Nashville, TN 37212
                      (615) 297-4255 Fax: (615) 297-6240


Contact:          Monroe J. Carell, Jr.
                  Chairman and Chief Executive Officer
                  (615) 297-4255


                     CENTRAL PARKING CORPORATION COMPLETES
                 AMENDMENT TO ITS $350 MILLION CREDIT FACILITY


NASHVILLE, TN. (AUGUST 12, 2003) -- Central Parking Corporation (NYSE: CPC) today announced the completion of an amendment to its $350 million senior secured credit facility, which consists of a $175 million five-year revolving facility and a $175 million term loan. The amendment became necessary at the end of the second fiscal quarter due to the Company's noncompliance with the leverage and senior leverage ratios in the credit facility agreement.

         Interest rates under the revolver and the term loan are tiered based on the Company's leverage ratio. The amended facility includes a new pricing tier that adds 25 basis points when the Company's leverage ratio exceeds certain levels.

         The amended facility continues to contain customary covenants, including those that require the Company to maintain certain financial ratios, restrict further indebtedness, limit the amount of dividends paid and restrict acquisitions. The amended facility continues to be secured by the stock of certain subsidiaries of the Company and certain real estate and personal property assets of the Company and its subsidiaries.

         "We are pleased with the cooperation of Bank of America, our agent bank, and the other lenders in the bank group, in finalizing this agreement under terms that are very satisfactory to Central Parking," said Monroe J. Carell, Jr., Chairman and Chief Executive Officer. "The completion of this amendment on these terms demonstrates the confidence our lenders have in our ability to overcome these uncertain economic times and eventually achieve our goal of resuming consistent long-term growth."

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading global provider of parking and transportation management services. The Company operates approximately 3,900 parking facilities containing more than 1.6 million spaces at locations in 39 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Mexico, Chile, Peru, Colombia, Venezuela, Germany, Switzerland, Poland, Spain and Greece.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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